Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-191139, as amended, of Starboard Resources, Inc. on Form S-1, of our report dated March 31, 2014 with respect to the audit of the consolidated balance sheets of Starboard Resources, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013.

We consent to the reference to us as “Experts” in such Registration Statement, as amended.

/s/ Rothstein Kass

Dallas, Texas
March 31, 2014